Exhibit 23

Consent of Demetrius & Company LLC, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following documents of our report dated June 21, 2013, relating to the consolidated financial statements of Elite Pharmaceuticals, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to uncertainty about the Company’s ability to continue as a going concern), incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 31, 2013.

Registration Statement No. 333-163907 on Form S-8 dated December 22, 2009

Registration Statement No. 333-132140 on From S-8 dated March 1, 2006

Registration Statement No. 333-118524 on From S-8 dated August 24, 2004

/s/ Demetrius Berkower LLC

Wayne, New Jersey

June 21, 2013